AGREEMENT

Made and signed in Tel-Aviv on July 19, 2007

Between:

Kidron Industrial Holdings, Ltd.
Company No.: 520040486
Jabutinsky Road 7, Ramat Gan
(Hereinafter, the “Company”)

On the one side;

And:

1.	AP Holdings, Ltd.
By: Shalom Attia
_______________________
_______________________

2.	Emvelco Corp.
By: Yossi Attia
_______________________
________________________
(Hereinafter, jointly and severally the “Investor”)

On the other side;

WHEREAS, the Company is a public company that its securities are registered for trade at the Tel-Aviv Stock Exchange, Ltd. (the “exchange”); however, as of the date of this agreement, the securities’ trade is suspended;

WHEREAS, Appswing, Ltd (“Appswing”) is in actual control of the Company, which control was obtained by a share purchase agreement of the Company’s shares from the previous controlling entities/persons;

WHEREAS, the Company is empty from any business activity and assets, and that because of creditors’ arrangement that was conducted for the Company, that was approved by the Mehozi Court in Nazareth on June 10, 2007 (“creditors arrangement”);

WHEREAS, the parties wish that the investor will sell the Company the transferred asset as defined below, against a private placement of 907,934,502 shares of the Company which will constitute, immediately after their placement, 72.11% of the issued capital stock of the Company and voting powers in it (hereinafter the “private placement to investor”), pursuant to the performance of the conditions stated in Section 6 below;

WHEREAS, parallel to the private placement to investor, the company will issue to Appswing Ltd., 172,034,669 shares that will constitute after their issuance and after the issuance to the investor pursuant to this agreement 13.66% of the issued capital stock of the Company and voting powers in it, and that according to an agreement dated July 19, 2007 between the Company and Appswing, which its copy is attached as Exhibit 1 to this agreement (hereinafter, the “private placement to Appswing”);

WHEREAS, the Investor entered with Appswing into an agreement for consulting services to the Investor as defined below;

WHEREAS, the Parties wish to put in writing the agreed principals between them in connection with the dealings related to this agreement;

Accordantly, it is declared, conditioned, and agreed between the parties as follows:

1.	General

1.1	The introduction to this agreement and its exhibits are inseparable parts of it.
1.2	The sections’ titles in this agreement were stated only for convenience and reference purposes and should not be used to clarify the meaning of this agreement.

2.	Definitions

All the terms in this agreement shall have the meanings which appears next to it:

2.1	“The court” - The Mehozi Court in Haifa.
2.2	The “general meeting” - The general meeting of the Company’s shareholders.
2.3	“2006 report” - The periodical report for the Company for the year 2006, as will appear, in the MAGNA-Distribution Site after its publishing.
2.4	“March 2007 report”- The report dated 3.31.2007 that the Company will publish, as will appear in the MAGNA-Distribution Site.
2.5
“Dollar”- USA Dollar, according to the Prime Rate of the USA dollar published by Bank Israel which will be known at the time of payment, but in any case not less than an exchange rate of 4.268 New Shekels to a dollar.

2.6
“Consulting fees from investor”- An amount of 1,000,000 dollars, in addition to MA”AM (sales tax) that will be paid to Appswing by Investor for consultation to the investor including in connection with re-organization of the transferred asset and the transfer of the transferred asset to company and the actions that will be taken by the companies that are included in the transferred asset which are accompanied to this transfer (hereinafter, “consulting services to investor”).

2.7	“The stock exchange”- The Tel-Aviv Stock Exchange Ltd.
2.8	“The private placements”- the private placement to investor.
2.9	“The issued shares to investor”- 907,934,502 shares of the company that will be issued to the investor as part of the private placement to investor.
2.10	“The issued shares to Appswing” - 172,034,669 shares of company that will be issued to Appswing as part of the private placement to Appswing.
2.11	“Appswing agreement” - a placement agreement dated July 19, 2007 between the company to Appswing which is attached as Exhibit 2 to this agreement.
2.12
“The transferred asset” - 75,000 shares of Verge Living Corporation (“Verge”), which constitute 100% of the issued capital stock of Verge, and also 20,000 shares of Sitnica d.o.o. (“Sitnica”), which constitute 100% of the issued capital stock of Sitnica, which they and their assets are described in the attached valuation as Exhibit 2.12 to this agreement.

2.13
“Creditors arrangement” - the creditors arrangement of the company dated June 10, 2007, as was approved by the Company’s creditors meeting and by the court, and that, and which copy ____ and by power of a court order that approves it are attached to this agreement as Exhibit 2.13.

2.14	“The preliminary conditions” - the conditions detailed in Section 6 below.
2.15	“The companies act” - The Companies Act, HATASHNA”T - 1999
2.16	“The securities act” - The Securities Act, HATASHCA”CH - 1968.
2.17	“Business day” - A day in which most banks in Israel are open to the public for conducting of deals.
2.18
“The completion date” - a date that will be agreed to by the parties and that will begin not later than 3 business days from the performance of the last of the preliminary conditions, but in any case not later than September 3, 2007.

2.19	“The middle period” - the period between the date of signing of the agreement to the completion date.
2.20	“Controlling persons regulations” - regulations of securities (a deal between a company and its controlling persons), HATASHS”A - 2001.
2.21	“Private placement regulations”- regulations of securities (private placement of securities in a registered company), HATASHA”S- 2000.

3.	The Deal

3.1
At the completion date, the company will purchase from the investor, and the investor will transfer to the company the transferred asset, in consideration for the issuance of the issued shares to investor, when they are free (excluding limitations pursuant to Section 15(c) to the securities act). The issued shares to investor will be divided between the individuals of the investor in a manner which 544,760,702 shares will be issued to Emvelco RE Corporation and the balance of 363,173,801 shares will be issued to AP Holdings.

3.2
The investor acknowledges that it is known to it ___ to the completion date the company intends to issue to Appswing, the issued shares to Appswing, when they are free (excluding limitations pursuant to Section 15(c) to the securities act).

3.3
It is known to company, that the investor entered into agreement with Appswing pursuant to which it will purchase from it, according to the completion of issuance to the investor pursuant to this agreement, 49,032, 256 of the issued shares to Appswing, in consideration for the amount of 13,926,250 New Shekels, attached to the increase in the prime rate of the USA dollar.

3.4
It is known to the company that in the completion date of the public issuance of the company, Appswing will pay the investor the consulting fees from investor, and deduct the amount of 250,000 dollars which were paid to Appswing by the investor ____ to the signing of this agreement, as an advance on account of the amount mentioned above, and all according to an agreement signed between Appswing and the investor.

4.	Company’s Representations and Warranties

The company represents and warrants as follows:

4.1
The company is a public company that was incorporated and registered pursuant to Israeli law on 07/06/1958, which its shares are registered for trade in the exchange, but their trade is suspended. The company has not received any message from the registrar of companies that it was about to be erased from the books of the registrar of companies and it declares that to best of its knowledge there is no reason to erase it from the registrations of the registrar of companies.

4.2	The company’s registered capital stock is divided to 450,000,000 common shares.

4.3
The company’s issued and outstanding capital stock, as of the date of this agreement, is composed of 179,197,599 common shares. Beyond that, in the capital stock of the company there are no other securities of any kind (including convertible securities) and excluding as explicitly stated in this agreement, the company has not been obligated to issue to any person and/or entity shares and/or securities of any kind and/or rights to shares and/or other rights and has not received any payment on account of the shares and/or other securities and/or rights as stated, excluding as stated in this agreement. The company does not know of any claim according to which the company’s capital stock was not fully paid for and/or has not been issued in conformity with the law and pursuant to the instructions in the company’s incorporation documents.

4.4
The issued shares to investor will be issued when they are free (excluding limitations pursuant to Section 15(c) to the securities act) and will constitute, after their issuance and taking into consideration the execution of the private placement to Appswing, 72% of the company’s capital stock and voting rights in it (including in a full dilution). After the completion of the purchasing of the shares from Appswing as stated in Section 3.3 above the investor will hold 76% of the company’s issued capital stock and the voting rights in it (including in full dilution).

4.5	According to interested parties reports which were given to the company, the only interested parties in the company are as follows:

Name Of Shareholder	Amount Of Shares	Percentage Of Company’s Capital Stock
Kidron	65,694,103	36.66%
Michael Zuz	60,491,039	33.76%
Orlight	9,681,878	5.40%

It is not known to the company of any agreement of any kind between any of the interested parties stated above. Between them, and themselves and/or between them and any other interested parties in the company and/or an agreement of any kind between the other shareholders in the company between themselves, in connection with their holdings in the company, and that excluding an agreement between Appswing and the trustee of the creditors arrangement of the company, pursuant to which Appswing will purchase the controlling shares in the company (134,398,190 shares). The agreement will be approved by the Mehozi Court in Nazareth on June 10, 2007, as part of the approval of the creditors arrangement of the company. As of the date of this agreement the execution of the share purchase agreement has not been completed and it is expected to be completed during the following weeks. In spite of the stated above, the company considers Appswing and Mr. Yaron Yenni, the controlling person in Appswing, as actually having the controlling interests in the company, and that stems from the stated agreement.

4.6.	It is not known to the company of any pending criminal proceeding against the company or of an intention to open any kind of criminal proceeding against the company.

4.7.
The company will act, in conformity with the instructions of any law, for the purpose of conducting the general meeting to the completion period or to a period close to it, which will be agreed by the investor, that its daily agenda, among other subjects, will include the following subjects:

a.	The change of the company’s name to the name of Attia Group Ltd. or to another similar name that will be approved by the Registrar of the Companies.

b.	Change of the company’s regulations to the form attached to this agreement as Exhibit 4.7(b).
c.	The increase of the registered capital of the company to an amount of 5,000,000,000 shares.
d.	The appointment of new directors on behalf oh the investor, as stated in section 6.1.1 as follows.
e.	The approval of entering into this agreement, execution of the private placement to the investor and the private issuance to Appswing, and the approval of the Appswing agreement.
f.
Approval of the deal agreement between the company and Mr. Yossi Attia, that begins at the completion date, according to which Mr. Yossi Attia will serve as the company’s CEO in consideration for the cost of wages to the company in an amount equal to 10,000 USA Dollars, and also reimbursement of expenses in connection with the company’s dealings, according to company policy as will be determined from time to time. Also, Mr. Yossi Attia will be entitled to an annual grant in the amount of 2.5 % of the net annual revenue before tax on the company above 8 million New Shekels.

g.
The approval of the deal agreement between the company to Mr. Shalom Attia, that begins at the time of completion, according to which Mr. Shalom Attia will serve as vice president to the company’s operations in Europe in consideration for the cost of wages to the company in an amount equal to 10,000 USA dollars and also reimbursement of expenses in connection with the company’s dealings, according to the company’s policy as will be determined from time to time. Also, Mr. Shalom Attia will be entitled to an annual grant in the amount of 2.5 % of the net annual revenue before tax on the company above 8 million New Shekels.

4.8. As of the date of the signing of this agreement, no business activity is being managed in the company and the company is not obligated by any agreements or obligations or guarantees of any kind, which can influence the company’s future activity, excluding as stated in Exhibit 4.8 in this agreement.

4.9. The company has no obligations and/or any assets of any kind, excluding as stated in Exhibit 4.9 to this agreement, and the self capital of the company as of March 31, 2007, is a deficit in the amount of 44,450 thousand New Shekels.

4.10. To the best of the company’s knowledge the reports, its releases to the public reflect accurately the company’s legal and fiscal position, according to accepted accounting rules and according to the duties of disclosure.

4.11. That there is no cash in the company’s account. At the time of the completion of the private issuance to investor, pursuant to this agreement, the company will have cash in the amount of 8.5 million New Shekels as a result of the execution of the private issuance to Appswing.

4.12. The document attached to this agreement as Exhibit 4.12 details all the bank accounts that the company manages in banks and/or in any other financial institution and all the other balances in these accounts, including checking balances re-valued loan balances, re-valued deposits balances and securities, as of the date of signing of this agreement (Hereinafter “the balances”). With the exception of the accounts and balances as stated above, it is not known to the company of any accounts and balances in any financial institution.

4.13. To the best of the company’s knowledge the company, its managers, and shareholders have not received a written notice regarding an intention to serve a lawsuit or to take legal proceedings against them in connection with the company and or its activity. Also, there are no pending lawsuits or legal proceedings (including arbitration) that were opened against others, stemming from their position as managers and/or shareholders and it is not known to it of any intention to serve a lawsuit and or open in the above stated proceedings. In any manner, to the best of the company’s knowledge, according to the creditors arrangement, the company has no material exposure arising out of lawsuits, which their causes arose before the time of the approval of the creditors arrangement.

4.14. To the best of the company’s knowledge, between the shareholders in the company there are no, at the time of the signing of this agreement, any valid agreements either written or oral, regarding their rights and the shares of the company.

4.15. Pursuant to the performance of the preliminary conditions, it is not known to the company of any limitation and/or prohibition and/or bar pursuant to the terms of the company’s regulations and/or the terms of any agreement, either written or oral, and it is not known to it of any legal prohibition in connection with its entering into this agreement and to the execution of its obligations according to it, fully and on time, that entering into this agreement and its execution by it does not constitute and will not constitute a breach of any obligation of any of them to any third party, including financial institutions.

4.16. The results of the creditors arrangements are detailed in the arrangement itself and in the courts decision on June 10, 2007.

4.17. As of the date of this agreement, the company has not employed employees or other employed people/entities which may be considered as its employees or as having any obligation to employ other employees.

4.18. The company represents that it is known to it that for the purpose of the completion of this deal, the investor intends to conduct due diligence on the company, and the company shall be obligated to transfer to the investor’s hands and/or investor’s representative any information and document in the company’s possession which is relevant to the company that will be demanded by the investor and/or the investor’s representative and to assist the investor as will be requested, included through the company’s executives.

4.19. There are no attached mortgages, encumbrances, delays, levies, enforcement procedures and/or any other leans or encumbrances, registered or unregistered, on the company’s assets and rights and/or its registered or issued capital, fully or partially, excluding as detailed in Exhibit 4.19 attached to this agreement (“the encumbrances”).

4.20. The company has not given loans and has not been obligated to give loans, to any of its shareholders or to any third party (excluding suppliers’ credit in immaterial scopes) and has not received any loan from any third party or from its shareholders and it is not obligated in any payment or benefit or right of any kind to any of its shareholders or its directors.

4.21. The company has not declared a dividend distribution or fringe benefit shares and/or any payments to its shareholders that have not been declared, and will not declare any distribution as stated in the middle period.

4.22. It is known to the company that the investor will enter with it into this agreement, among other reasons, in reliance on the representations stated in Section 4 above, and in reliance on its obligations stated in this agreement.

4.23. It is known to the company that The Law Office of Chet Sarid Gruber Sapir-Chen Lebron, which represents the company in this deal, also represents Appswing and the investor in all that relates to the deals that are described in this agreement and related agreements, and also will represent Appswing in the purchasing of the controlling interest in the company, and the company agrees to the stated representation and waves any claim and/or lawsuit against the stated law office arising out of a claim of conflict of interest.

4.24. It is known to the company that the full consideration for the purchase of Sitnica’s real estate by the company has not been paid, that there is a payment balance of 55,737,061 HRK (Croatian currency) to the sellers of the land, and that the value of Sitnica for the purpose of entering into this agreement was taken into consideration in that additional cost.

5.	The Investor’s Representations and Warranties

The investor represents and warrants as follows:

5.1. As of the date of signing of this agreement, he does not hold the securities of the company, either directly or indirectly, and between him and another holder of the securities of the company there is no agreement of a any kind, in connection with company, and/or in connection with his holdings in the shares of the company and/or in connection with his future rights in the shares of the company, if such will exist. The investor warrants that until the time of execution of the private issuance to the investor, he will not purchase and/or will hold the securities of the company and/or will reach an agreement and/or an arrangement of any kind with the holder of the shares of the company.

5.2.	He has and he will have at the time that determines the ability and all the required financial means for the purpose of full execution of the full obligations pursuant to this agreement.

5.3.	The investor has full rights in the transferred asset, and there is no prohibition on the full transfer of the rights in the transferred asset to the company pursuant to the terms of this agreement.

5.4.
To the best of his knowledge, the facts, the factors, and the detailed preparation in the valuation of the transferred assets which is attached as Exhibit 2.12 of this agreement are true and truly reflect the rights in the transferred asset and its physical and economic condition, as of this date. Whereas Sitnica has a balance due for the land in the amount of 55,737, 061 HRK to the sellers of the land, if for any reason the stated balance is not paid until 4.4.2008 or it will be found out that there is another debt related to the land of Sitnica, the investor shall be obligated to indemnify the company for any damage and/or expense that will be caused to the company as a result.

5.6	He will purchase the issued shares to investor according to their being free, excluding the limitations pursuant to section 15(c) to the securities act.

5.7
He declares and warrants to the company to handle the issued shares to the investor in a manner that is not inconsistent with the terms of section 15(c) to the securities act, thus in a manner that will not breach the blocking terms.

5.8	The investor represents that, subject to the performance of the preliminary conditions in section 6 below, there is no prohibition and/or bar to transfer the transferred asset to the company.

5.9
Subject to the performance of the preliminary conditions there is no limitation and/or prohibition and/or bar pursuant to this agreement, either written or oral, and there is no prohibition by law or agreement in connection with the investor to his entering into this agreement and to the execution of its obligations according to it, fully and on time, that entering into this agreement and its execution by it does not constitute and will not constitute a breach of any obligation of any of them to any third party.

5.10
That he will act to the best of his ability and will cooperate with the company to bring about the completion of the deals subject to this agreement as early as possible, and in any case, not later than the determining time.

5.11
That it is known to him that the company beginning on the day of approval of the creditors arrangement, carries ongoing costs which are incurred by law and from being a public company, and also the related costs to this agreement and the deals mentioned in it and that the payment of these costs will decrease the self capital of the company, as stated in the March 2007 report.

5.12
That he received all information he requested from the company based on the documents that were produced to him by the company in which he did not need to reach the decision to enter into the deals which are the subject to this agreement.

5.13	It is known to him that the company enters into this agreement with him in reliance on the detailed representations in this section above.

5.14
It is known to him that the issuance to Appswing requires the payment of sales tax in cash, and that the amount of the sales tax will be paid by the company out of the monies of the issuance to investors.

5.15
It is known to the company that The Law Office of Chet Sarid Gruber Sapir-Chen Lebron, which represents the company in this deal, also represents Appswing and the company in all that relates to the deals that are described in this agreement and related agreements, and also will represent Appswing in the purchasing of the controlling interest in the company, and the company agrees to the stated representation and waves any claim and/or lawsuit against the stated law office arising out of a claim of conflict of interest.

5.16
It is known to the investor and he agrees that ________ to the completion of the private issuance to investor pursuant to this agreement, and in any case not later than 3.9.07 the company will issue to Appswing 172, 034,669 shares of the company in consideration for _________ that the companies debts to Appswing and also against cash in the amount of 8.57 million New Shekels and the company’s capital, and that for the purpose of bringing about to renewal of the trade in the company’s shares in the regular list of the Tel Aviv stock exchange.

6.	Preliminary Conditions for The Validity of This Agreement:

6.1.	This agreement is subject to the performance of all the preliminary conditions detailed as follows until the completion date:

6.1.1
The grant of the approval of the general meeting, to the execution of the following actions: (a) the increase of the registered capital of the company to a capital stock of 5,000,000,000 shares; (b) changing of the companies bylaws in a new bylaws as in the from attached as Exhibit 4.7(b) to this agreement; (c) the appointment of Yossi Attia and Shalom Attia as directors in the company, when the appointment of the directors as stated will be conditioned by the completion of the deal subject of this agreement.

6.1.2
The grant of approval of the audit committee and the board of directors of the company and the approval of the general meeting that will be summoned according to the private placement regulations and the regulations of the controlling persons/entities to entering into this agreement, to the execution to the deals which are subject to this agreement and overall to the execution of the private issuance to investor.

6.1.3	The grant of approval of the exchange to the registration for trading of the issued shares to the investor.

6.1.4
The completion of due diligence of the company for the satisfaction of the investor. It is agreed that in each mismatching that will be found by the investor and/or on its behalf in the company and/or in the representations that the company provided, the company will be given the opportunity to correct the mismatching within 7 days. If the mismatching cannot be corrected and/or will not be corrected during the stated period, the investor shall be able to cancel this agreement without the investor and/or the company and/or Appswing and/or on their behalf having any claim and/or lawsuit and/or demand pursuant to the agreement, including arising out of lack of validity, while it is clarified that the investor will incur all the related costs in the execution of this agreement, up to the maxim amount of 15 Thousand USA Dollars.

6.1.5
The completion of the private issuance to Appswing and the renewal of the trade in the shares of the company as part of the regular list in the exchange or the grant of approval of the exchange to the renewal of the stated trade not later than 3.9.07.

6.2
If the preliminary conditions are not preformed, fully or partially, until September 30, 2007 this agreement will be terminated and none of the parties will have any claim and/or lawsuit and/or demand according to it, including for the reason of its termination, and that excluding in relation with the conditions that were in the control of either of the parties and he did not act to the best of his ability to the performance in a time as early as possible.

7.	The middle period

Subject to the stated in Section 5.15 above, beginning at the time of the signing of this agreement and until the completion date, the company will act, subject to all law, to the best of its efforts, so the company will not take actions that deviate from its ordinary business, including the warranties that during its ordinary business and including issuance of any securities, material change in the structure of its assets, registration of its encumbrances, distribution of dividends and/or execution of any payment to interested parties and/or to whom on their behalf and excluding actions that are explicitly warranted by this agreement. It is clarified that in the middle period, the company will incur the costs that are related to the existence of the public company and also the costs that are related to the execution of this agreement, excluding the costs for which it is determined otherwise in this agreement.

Also, during the middle period, the parties will mutually act to bring about the performance of all the preliminary conditions states above.

In case that during the middle period, there will be a bad material change in any of the representations that were given by either of the parties as part of this agreement, the same party will give notice about that immediately to the other party.

Announcements and reports to the Securities Authority and to the exchange in all that relates to the deal, subject of this agreement, and every announcement and report which are required by law will be drafted by the company after consultation with the investor’s representatives.

8.	The Deal Completion-CLOSING

At the time of completion, the parties will convene at the offices of the company, at Jabutinsky Street 7, Ramat Gan, or in any other place that will be agreed by the parties, and will complete the deal between them as detailed in this section below, when all the detailed actions below will be executed one by one and neither of the actions will be valid without the execution of the remaining actions.

8.1 The company and the investor will produce an approval that all the respective representations detailed in sections 4 and 5 above (each side in relation to its representations) are true also to the completion date or no material change has occurred in any of them until the completion date, excluding all that was given on behalf of it, a written notice to the other party to this agreement and excluding changes that were executed pursuant to the terms of this agreement.

8.2 The investor and the company will issue one to the other the requested approvals to the execution of the private placement and on the performance of the preliminary conditions detailed in section 6 above.

8.3 The company will execute the private issuance to investor and the private issuance to Appswing and will issue to the registration company stock certificates for the issued shares to investor and the issued shares to Appswing.

8.4 Directors will be appointed that were elected on behalf of the investor in a general meeting of the company as stated in section 6.1.1 above.

8.5 The company will transfer to the investor in an organized manner, all the accounting books and records of the company, including, without damaging the generality as stated above, the sales tax file, the income tax and deductions file, and all the documents which the company must maintain by law, including the shareholders ledger, the encumbrances ledger, and the directors ledger, to the person who will be appointed to handle the stated above on behalf of the company, pursuant to the completion of the deal subject of this agreement.

8.6 The company will publish all the immediate reports relating to the execution of the stated above actions and will submit to the exchange all the documents and/or approvals that will be required by the exchange for the purpose of approval of the private issuance to the investor and private issuance to Appswing. It is agreed between the parties that, the investor and his and his agents will assist the company in preparation of the immediate reports and in obtaining the required approvals as stated.

9.	Taxes

Each party will incur and pay all the tax payments attached to it, which are related to the deal, subject to this agreement by law.

10.	Miscellaneous

10.1 In any case in which any party will not use any right held by it pursuant to this agreement or by law, it will not be considered as a waiver by it of the same right and it will be authorized to return and re-use these rights. A claim of laches or waiver will not stand for the breaching party.

10.2 The conditions of this agreement fully include the conditioned and agreed between the parties in relation to the issuance of the shares, and they prevail over any agreement, representation and warranty that preceded the signing of this agreement, and that were entered between the parties either in writing or orally.

10.3 Any change and/or cancellation of any term of the terms of this agreement will be done only in a written document, which shall be signed by all parties.

10.4 The parties will take additional actions that will be required for the application and execution of this agreement, including signing additional documents that will be required.

10.5 There is nothing, in all that is stated in this agreement, to grant, explicitly or inexplicitly, any rights to any third party, and neither of the terms of this agreement shall be construed, explicitly or inexplicitly, as granting any rights to any third party.

10.6 If it is determined that any term of the terms of this agreement is unenforceable and/or invalid by any reason it shall not damage the other terms of this agreement, and the parties will act to apply this agreement according to its spirit and language, including changing of the unenforceable term and/or invalid as stated with a substitute term that its result and action are materially similar.

10.7 Excluding the stated in this agreement, each party will incur its expenses in connection with the preparation of this agreement, the entering into it and the execution of the applications according to it.

10.8 In spite of the stated in section 10.7 above, it is agreed that if the deals pursuant to this agreement will not be completed, the investor will incur all of the company’s expenses that are related to this agreement and its execution, including the attorneys fees, appraisers, payment of fees to the exchange and to the Securities Authority, advertising expenses, ads and newspaper etc.

10.9 The laws of the state of Israel shall govern this agreement and every matter that relates and/or connected with and/or arises out of this agreement. The jurisdiction in any dispute arising out of this agreement, its existence, its breach or its interpretation, will be subject to the Mehozi Court in Tel Aviv Yaffo exclusively.

10.10 Any announcement that will be sent by certified mail by either of the parties to the other party, according to the addresses that are indicated in the introduction to this agreement, shall be considered as if it was received by the other party, 72 hours after the date of the mailing as stated, if it was sent by fax-within 24 hours after the time of sending and if was personally served-at the time of its serving.

As evidence the parties are hereby signing:

_____________________	_____________________________
Emvelco Corp.	Kidron Industrial Holdings, Ltd.
By: Yossi Attia, President	By: Yaron Yenni, Chairman of the board
of directors

_______________________
AP Holdings Ltd.
By: Shalom Attia, President